As filed with the Securities and Exchange Commission on May 15, 2014

Registration No. 333-159476

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WASTE MANAGEMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	73-1309529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1001 Fannin Street

Suite 4000

Houston, Texas 77002

(713) 512-6200

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

WASTE MANAGEMENT, INC. 2009 STOCK INCENTIVE PLAN

(Full titles of the Plans)

Rick L Wittenbraker

Waste Management, Inc.

1001 Fannin Street

Suite 4000

Houston, Texas 77002

(713) 512-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Waste Management, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), originally registered pursuant to its Registration Statement (File No. 333-159476) filed with the Securities and Exchange Commission (the “Commission”) on May 26, 2009 (the “Prior Registrant Statement”) for offer or sale pursuant to the Registrant’s 2009 Stock Incentive Plan (the “Prior Plan”). Pursuant to the Prior Registration Statement, the Registrant registered 26,225,361 shares of Common Stock for issuance under the Prior Plan.

On May 13, 2014, the Registrant’s stockholders approved the 2014 Stock Incentive Plan (the “2014 Plan”) which, among other things, authorized 23,800,000 shares for issuance pursuant to the 2014 Plan (the “New Shares”), plus any shares then available for issuance under the Prior Plan and any shares subject to outstanding awards under the Prior Plan that are subsequently canceled, forfeited, or terminate, expire or lapse for any reason or otherwise subsequently become available under the Prior Plan. As of the May 13, 2014, which is the effective date of the 2014 Plan, the Company’s authority to grant new awards under the Prior Plan terminated, and 1,142,050 shares previously registered for issuance and not subject to outstanding awards remained (the “Carryover Shares”). Such Carryover Shares have been carried over to the 2014 Plan and have become available for issuance thereunder. The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effect Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the New Shares and the Carryover Shares available for issuance under the 2014 Plan. The registration fee paid for the Carryover Shares under the Prior Registration Statement is carried over to the New Registration Statement.

The Registrant may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister additional shares that are currently subject to outstanding awards under the Prior Plan but that subsequently become available for new awards under the 2014 Plan, and may register such additional shares pursuant to subsequent registration statements.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 15th day of May, 2014.

WASTE MANAGEMENT, INC.

By:	/s/ David P. Steiner
David P. Steiner
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 15th day of May 2014.

Signature	Title

/s/ David P. Steiner	President, Chief Executive Officer and Director
David P. Steiner	(Principal Executive Officer)

/s/ James C. Fish, Jr.	Executive Vice President and Chief Financial Officer
James C. Fish, Jr.	(Principal Financial Officer)

/s/ Don P. Carpenter	Vice President and Chief Accounting Officer
Don P. Carpenter	(Principal Accounting Officer)

/s/ Bradbury H. Anderson	Director
Bradbury H. Anderson

/s/ Frank M. Clark, Jr.	Director
Frank M. Clark, Jr.

/s/ Patrick W. Gross	Director
Patrick W. Gross

/s/ Victoria M. Holt	Director
Victoria M. Holt

/s/ John C. Pope	Director
John C. Pope

/s/ W. Robert Reum	Chairman of the Board and Director
W. Robert Reum

/s/ Thomas H. Weidemeyer	Director
Thomas H. Weidemeyer